EXHIBIT 99


                      PROXY STATEMENT DATED MARCH 18, 1997

                              BULL RUN CORPORATION
                            4370 Peachtree Road, N.E.
                             Atlanta, Georgia  30319



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    The Annual Meeting of Shareholders of Bull Run Corporation, a Georgia corporation (the "Company"), will be held at the offices of the Company, 4370 Peachtree Road, N.E., Atlanta, Georgia, on April 22, 1997 at 10:00 A.M. (local time) for the following purposes:


    1. to elect directors;


    2. to consider and act upon a proposal to confirm the appointment of Ernst & Young LLP as the independent auditors of the Company for the year ending December 31, 1997; and


    3. to transact any such other business as may properly come before the meeting or any adjournment or adjournments thereof.


    The Board of Directors has fixed the close of business on February 28, 1997 as the record date for determining shareholders entitled to notice of and to vote at the meeting.


                                    By Order of the Board of Directors
                                    ROBERT S. PRATHER, JR.
                                    PRESIDENT

   March 18, 1997


                             YOUR VOTE IS IMPORTANT


        PLEASE MARK, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT
           PROMPTLY IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE.

                              BULL RUN CORPORATION
                           4370 Peachtree Road, N.E.
                            Atlanta, Georgia  30319


                                PROXY STATEMENT
GENERAL INFORMATION


    This Proxy Statement is being furnished to the shareholders of Bull Run Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders (the "Annual Meeting") of the Company to be held on April 22, 1997 at 10:00 a.m., local time, at the offices of the Company, 4370 Peachtree Road, N.E., Atlanta, Georgia and any adjournment or adjournments thereof. This Proxy Statement, the attached Notice, and the enclosed proxy card are first being mailed to shareholders of the Company on or about March 19, 1997.



VOTING AND PROXIES


    The Board of Directors of the Company has fixed the close of business on February 28, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of common stock, $.01 par value (the "Common Stock"), of the Company at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. At the close of business on such date, there were 21,302,217 shares of Common Stock outstanding.


    Each holder of record of shares of Common Stock on the record date is entitled to cast one vote per share, in person or by properly executed proxy, on any matter that may properly come before the Annual Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting. Shares represented by proxies that withhold authority to vote for a nominee for director or indicate an abstention or a "broker non-vote" (i.e., shares represented at the Annual Meeting held by brokers or shareholder nominees as to which (i) instructions have not been received from the beneficial owners thereof or persons entitled to vote such shares and (ii) the broker or nominee does not have discretionary voting power on a particular matter with respect to such shares) will count as shares present and entitled to vote for purposes of obtaining a quorum. The affirmative vote of the holders of a majority of the shares of Common Stock present and voting, represented in person or by properly executed proxy, at the Annual Meeting is required to elect directors and confirm the appointment of Ernst & Young LLP as the independent auditors of the Company for the year ending December 31, 1997.



PROXY VOTING, REVOCATION, AND ABSTENTIONS


    All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors of the Company intend to vote for the election of directors listed herein and for the confirmation of the appointment of Ernst & Young LLP as the independent auditors of the Company. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate.


    The Board of Directors does not know of any matters, other than the matters described in this Proxy Statement, which are expected to be presented for consideration at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy will have discretion to vote on such matters in accordance with their best judgment.


    Shareholders who execute proxies may revoke them by giving written notice to the Secretary of the Company at any time before such proxies are voted. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless the shareholder so attending, in writing, so notifies the Secretary of the Annual Meeting at any time prior to the voting of the proxy.



SOLICITATION


    Proxies are being solicited by and on behalf of the Company's Board of Directors. The Company will bear the expenses of this solicitation, including the expenses of preparing, printing, and mailing this Proxy Statement. In addition to solicitation by mail, directors, officers, and regular employees of the Company (who will not specifically be compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their expenses. Mackenzie Partners, Inc. will be paid approximately $4,000, plus out-of-pocket expenses, to solicit and tabulate proxies for the Company.


PRINCIPAL STOCKHOLDERS


    Information regarding persons or groups known by the Company to be the beneficial owners of more than five percent of the outstanding shares of the Common Stock as of January 31, 1997 is shown in the following table. Information concerning such security holdings has been furnished by the holders thereof to the Company.



                                 AMOUNT AND
 NAME AND ADDRESS OF              NATURE OF
   BENEFICIAL OWNER (1)     BENEFICIAL OWNERSHIP        PERCENT OF CLASS
Robert S. Prather , Jr.        2,810,598(2)(3)                 13.1%
J. Mack Robinson               6,279,656(3)(4)                 29.3%
Robinson-Prather Partnership      2,660,598(3)                 12.5%
Harriett J. Robinson           6,279,656(3)(4)                 29.3%
Harriett J. Robinson, Trustee
  Robin M. Robinson Trust         3,060,598(3)                 14.4%
Harriett J. Robinson, Trustee
  Jill E. Robinson Trust          3,060,598(3)                 14.4%
Gulf Capital Services, Ltd.       2,660,598(3)                 12.5%
James W . Busby                   2,751,862(5)                 12.9%
Hilton H. Howell, Jr.             1,625,000(6)                  7.6%
William M. Hammock                  1,087,150                   5.1%


(1) The address of each of these shareholders is 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, except for James W. Busby, whose address is 4216 Stuart Andrew Blvd., Charlotte, North Carolina 28217, and William M. Hammock, whose address is 12661 Kelly Palm Drive, SW, Fort Myers, Florida 33908.

(2) Includes 150,000 shares which Mr. Prather has the right to acquire through the exercise of currently exercisable options.

(3) Includes 2,660,598 shares owned by Robinson-Prather Partnership. Robinson-Prather Partnership is a Georgia general partnership, the general partners of which are Robert S. Prather, Jr., President, Chief Executive Officer, and a director of the Company; J. Mack Robinson, a director of the Company; Harriett J. Robinson (the wife of Mr. Robinson); Harriett J. Robinson, as trustee for Robin M. Robinson Trust (the "RMR Trust"); Harriett J. Robinson, as trustee for Jill E. Robinson Trust (the "JER Trust"); and Gulf Capital Services, Ltd. The partnership agreement for Robinson-Prather Partnership provides that Messrs. Prather and Robinson have the exclusive control of the day-to-day operations of the partnership, including the power to vote or dispose of the shares of Common Stock owned by Robinson-Prather Partnership. Each general partner disclaims beneficial ownership of the shares of Common Stock owned by Robinson-Prather Partnership, except to the extent of his pecuniary interest in such shares of Common Stock, which is less than the amount disclosed.

(4)  Includes as to each of J. Mack Robinson and his wife, Harriett J.
     Robinson: 886,058 shares owned directly by Mr. Robinson; 233,000 shares owned directly by Mrs. Robinson; 150,000 shares which Mr. Robinson has the right to acquire through the exercise of currently exercisable options; 400,000 shares owned directly by the RMR Trust and 400,000 shares owned directly by the JER Trust, of each of which Mrs. Robinson is the trustee; and an aggregate of 1,550,000 shares owned by Delta Fire & Casualty Insurance Co. ("Delta Fire"), Delta Life Insurance Company ("Delta Life"), Bankers Fidelity Life Insurance Co. ("Bankers Fidelity Life") and Georgia Casualty & Surety Co. ("Georgia Casualty"), Georgia corporations of each of which Mr. Robinson is Chairman of the Board, President and/or principal shareholder (or the subsidiaries of the same). Each of Mr. and Mrs. Robinson disclaims beneficial ownership of the shares of Common Stock owned by the RMR Trust, the JER Trust, Delta Fire, Delta Life, Bankers Fidelity Life, Georgia Casualty and each other.

(5) Includes an aggregate of 62,044 shares owned by Mr. Busby's two children and 135,000 shares which Mr. Busby has the right to acquire through the exercise of currently exercisable options.

(6) Includes 75,000 shares which Mr. Howell has the right to acquire through the exercise of currently exercisable options; and an aggregate of 1,550,000 shares owned by Delta Fire, Delta Life, Bankers Fidelity Life and Georgia Casualty, Georgia corporations of each of which Mr. Howell is Executive Vice President. Mr. Howell is married to Robin M. Howell, Mr. Robinson's daughter and a beneficiary of the RMR Trust, which is a general partner of Robinson-Prather Partnership. Mr. Howell disclaims beneficial ownership of the shares of Common Stock owned by Delta Fire, Delta Life, Bankers Fidelity Life, Georgia Casualty, Robinson-Prather Partnership and the
     RMR Trust.


    Except as noted in the footnotes above, (i) none of such shares is known by the Company to be shares with respect to which such beneficial owner has the right to acquire beneficial ownership and (ii) the Company believes that the beneficial owners above have sole voting and investment power regarding the shares shown as being beneficially owned by them.


                               ELECTION OF DIRECTORS


GENERAL

    At the Annual Meeting, six directors are to be elected to hold office (subject to the Company's by-laws) until the next annual meeting of shareholders and until their successors have been elected and qualified. In case any nominee listed in the table below should be unavailable for any reason, which management has no reason to anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by management prior to or at the Annual Meeting or, if no substitute is selected by management prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. Set forth below is certain information concerning each of the nominees.


                                                                                                 AMOUNT AND NATURE
                                                                                                   OF BENEFICIAL
                           PRINCIPAL OCCUPATION DURING THE PAST                      YEAR FIRST     OWNERSHIP OF     PERCENT
                           FIVE YEARS, ANY OFFICE HELD WITH THE                        ELECTED   COMMON STOCK AS OF    OF
NAME                  AGE  COMPANY, AND OTHER DIRECTORSHIPS                          A DIRECTOR   JANUARY 31, 1997    CLASS
J. Mack Robinson       73  Chairman of the Board since 1994 and Secretary                1992      6,279,656(1)(2)(3)  29.3%
                           and Treasurer of the Company in 1994; Chairman
                           of the Board and President of Delta Life since 1958;
                           President of Atlantic American Corporation,
                           an insurance holding company, from 1988 to 1995,
                           and Chairman of the Board of Atlantic American
                           Corporation since 1974; director of Gray
                           Communications Systems, Inc. ("Gray "), a media
                           company, since 1993 and interim President and Chief
                           Executive Officer of Gray since September 1996; director
                           EMERITUS of Wachovia Corporation, a bank holding company

Gerald N. Agranoff     50  General counsel to and a general partner of Plaza             1990      120,000(1)           (4)
                           Securities Company and Edelman Securities Company,
                           L.P. (investment firms), having been affiliated with such
                           companies since 1982; director of Canal Capital
                           Corporation, Datapoint Corporation, and Atlantic
                           Gulf Communities Corporation; trustee of the
                           Management Assistance Inc. Liquidating Trust

James W. Busby         42  President of Datasouth Computer Corporation                   1994    2,751,862(1)(5)      12.9%
                           ("Datasouth"), a subsidiary of the Company, from 1984
                           to 1997; one of the founders of Datasouth in 1977, serving as Secretary from 1977 until 1984

Hilton H. Howell, Jr.  35  Vice President and Secretary of the Company since             1994     1,625,000(1)(6)      7.6%
                           1994; President and Chief Executive Officer of Atlantic
                           American Corporation since 1995 and Executive Vice
                           President  from 1992 to 1995; Executive Vice President
                           and General Counsel of Delta Life and Delta Fire since
                           1991; director of Gray since 1993

Robert S. Prather, Jr. 52  President and Chief Executive Officer of the Company          1992     2,810,598(1)(2)    13.1%
                           since 1992; director of Gray since 1993 and interim Executive
                           Vice President-Acquisitions since September 1996; Chairman of the Board of Phoenix Corporation, a steel service center, from 1980 to 1992

Alex C. Ritchie        80  Retired; director of Silver Standard Resources, Inc., a       1980       205,000(1)(3)       (4)
                           mining company

(1) Includes, as to each of Messrs. Agranoff and Ritchie, 80,000 shares of Common Stock; as to each of Messrs. Robinson and Prather, 150,000 shares of Common Stock; as to Mr. Busby, 135,000 shares of Common Stock; and as to Mr. Howell, 75,000 shares of Common Stock; which each had the right to acquire through exercise of currently exercisable options.

(2) Includes 2,660,598 shares owned by Robinson-Prather Partnership. Robinson-Prather Partnership is a Georgia general partnership, the general partners of which are Robert S. Prather, Jr., President, Chief Executive Officer, and a director of the Company; J. Mack Robinson, a director of the Company; Harriett J. Robinson (the wife of Mr. Robinson); Harriett J. Robinson, as trustee for the RMR Trust; Harriett J. Robinson, as trustee for the JER Trust; and Gulf Capital Services, Ltd. The partnership agreement for Robinson-Prather Partnership provides that Messrs. Prather and Robinson have the exclusive control of the day-to-day operations of the partnership, including the power to vote or dispose of the shares of Common Stock owned by Robinson-Prather Partnership. Each of Messrs. Robinson and Prather disclaims beneficial ownership of the shares of Common Stock owned by Robinson-Prather Partnership, except to the extent of his pecuniary interest in such shares of Common Stock, which is less than the amount disclosed.

(3) Includes: 886,058 shares owned directly by Mr. Robinson; 233,000 shares owned directly by Harriett J. Robinson, Mr. Robinson's wife; an aggregate of 400,000 shares owned directly by the RMR Trust and 400,000 shares owned directly by the JER Trust, of each of which Mrs. Robinson is the trustee; and an aggregate of 1,550,000 shares owned by Delta Fire, Delta Life, Bankers Fidelity Life and Georgia Casualty, of each of which Mr. Robinson is Chairman of the Board, President and/or principal stockholder (or the subsidiaries of the same). Each of Mr. and Mrs. Robinson disclaims beneficial ownership of the shares of Common Stock owned by the RMR Trust, the JER Trust, Delta Fire, Delta Life, Bankers Fidelity Life, Georgia Casualty, and each other.

(4) Less than 1%.

(5) Includes an aggregate of 62,044 shares owned by Mr. Busby's two children.

(6) Includes an aggregate of 1,550,000 shares owned by Delta Fire, Delta Life, Bankers Fidelity Life, and Georgia Casualty, of each of which Mr. Howell is Executive Vice President. Mr. Howell is married to Robin M. Howell, Mr. Robinson's daughter and a beneficiary of the RMR Trust, which is a general partner of Robinson-Prather Partnership. Mr. Howell disclaims beneficial ownership of the shares of Common Stock owned by Delta Fire, Delta Life, Bankers Fidelity Life, Georgia Casualty, Robinson-Prather Partnership, and the RMR Trust.

    Except as noted in the footnotes above, (i) none of such shares is known by the Company to be shares with respect to which such beneficial owner has the right to acquire such shares and (ii) the Company believes that the beneficial holders listed above have sole voting and investment power regarding the shares shown as being beneficially owned by them.


    As of January 31, 1997, all directors and executive officers of the Company as a group (seven persons) owned 9,626,748 shares of Common Stock, representing 43.8% of the outstanding shares (including 706,000 shares purchasable on or within 60 days from such date pursuant to the exercise of stock options).



COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock, to file with the Securities and Exchange Commission initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of Common Stock.


    To management's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 1996 all Section 16(a) filing requirements applicable to the Company's officers, directors, and greater than ten percent beneficial owners were met, except that Hilton H. Howell, Jr., an officer and director of the Company, filed an amended Form 3, Form 4, and Form 5 after the applicable deadlines, disclosing ownership of Common Stock by companies of which Mr. Howell is an executive officer. Mr. Howell disclaims beneficial ownership of these shares.

EXECUTIVE COMPENSATION


    The following table summarizes the compensation earned by the Company's President and Chief Executive Officer and the other executive officers who earned $100,000 or more for the year ended December 31, 1996 (the "named executive officers").




                           SUMMARY COMPENSATION TABLE


                                                                                                 LONG TERM COMPENSATION
                                                       ANNUAL COMPENSATION                    AWARDS                 PAYOUTS
                                                                            OTHER    RESTRICTED
                                                                           ANNUAL       STOCK                   LTIP     ALL OTHER
                        PRINCIPAL                                       COMPENSATION    AWARDS      OPTIONS   PAYOUTS COMPENSATION
   NAME                 POSITION                YEAR  SALARY($) BONUS($)     ($)         ($)          (#)       ($)        ($)
Robert S. Prather, Jr.  President and Chief     1996  $299,240  $125,000  $ 7,613(1)             300,000 shares         $ 9,000(2)
                        Executive Officer of    1995  $266,538  $100,000  $ 7,361(1)                                    $ 9,000(2)
                        the Company             1994  $254,774  $ 50,000  $ 7,361(1)              75,000 shares         $ 9,000(2)

James W. Busby          President of Datasouth  1996  $139,293  $ 36,127                                                $ 9,000(2)
                                                1995  $134,049  $ 46,172                                                $ 9,000(2)
                                                1994  $126,510  $ 32,440                       225,000 shares(3)        $ 7,591(2)


Frederick J. Erickson   Vice President-         1996  $100,005  $ 30,063                                                $ 7,385(2)
                        Finance of the Company  1995  $ 96,231  $ 33,086                                                $ 6,747(2)
                        and Datasouth           1994  $ 87,278  $ 16,220                        90,000 shares(3)        $ 5,238(2)

(1) Consists of automobile allowances and related expenses provided by the Company.

(2) Consists of employer contributions to the defined contribution retirement plans.

(3) Options to acquire Common Stock were granted in 1994 at the effective date of the merger of Datasouth with a wholly-owned subsidiary of the Company, in exchange for then outstanding options to acquire Datasouth shares. The Datasouth options were originally granted in 1993.

    The following table sets forth information concerning the only grant of options by the Company to a named executive officer during the year ended December 31, 1996. The option was granted under the Company's 1994 Long Term Incentive Plan.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 % OF TOTAL
                                                   OPTIONS
                                                 GRANTED TO     EXERCISE OR
                                    OPTIONS     EMPLOYEES IN    BASE PRICE
          NAME                     GRANTED(#)    FISCAL YEAR       ($/SH)      EXPIRATION DATE
       Robert S. Prather, Jr.      300,000(1)       57.1%(2)       $2.68             (1)


(1) The options vest in 100,000 share annual increments beginning April 23, 1997, and expire in 100,000 share annual increments beginning April 23, 1999.

(2) In 1996, options for 525,000 shares were granted to all employees as a group.

    The following table sets forth certain information concerning unexercised options held by the named executive officers as of December 31, 1996. No stock options were exercised by the named executive officers during the year ended December 31, 1996.


  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS VALUES




                                                          VALUE OF
                                       NUMBER OF        UNEXERCISED
                                      UNEXERCISED       IN-THE-MONEY
                                      OPTIONS AT         OPTIONS AT
                                      FY-END (#)         FY-END ($)
                                     EXERCISABLE/        EXERCISABLE/
             NAME                   UNEXERCISABLE      UNEXERCISABLE(1)
        Robert S. Prather, Jr.     150,000/300,000     $151,641/$0
        James W. Busby             135,000/90,000      $156,938/$104,625
        Frederick J. Erickson       36,000/36,000      $45,000/$45,000


    (1) Based on the closing price of the Common Stock on December 31, 1996, $2.13 per share.


LONG TERM INCENTIVE PLANS


    Under the Bull Run Corporation 1994 Long Term Incentive Plan (the "1994 Incentive Plan"), 2,500,000 shares of Common Stock are reserved for issuance as restricted stock awards and for issuance upon the exercise of stock options and stock appreciation rights. As of December 31, 1996, options for a total of 1,725,000 shares were issued and outstanding under the 1994 Incentive Plan with an exercise price ranging from $.88 to $2.68 per share. Of the 1,725,000 shares issuable upon the exercise of outstanding options, 975,000 vest in 20% annual increments beginning one year following date of grant and are exercisable over a period not to exceed five to 10 years; 525,000 vest in annual increments of 175,000 each, beginning one year following the date of grant, and expire in annual increments of 175,000 beginning three years following the date of grant; and the remaining 225,000 were fully vested at the date of grant. Options for 45,000 shares were exercised in 1996 and options for 96,000 shares were forfeited due to employee terminations.


    The Company's 1987 Non-Qualified Stock Option Plan terminated in 1992. There are currently outstanding options to purchase 150,000 shares of Common Stock at an exercise price of $.75 per share.


EMPLOYEE INCENTIVE PLANS


    The Company's wholly-owned subsidiary, Datasouth, has employee incentive plans covering substantially all Datasouth employees. Payments made to individual employees pursuant to these plans, if any, will vary from year to year as they will be based on "defined operating profits" (income before income taxes, investment income, and interest income/expense) of Datasouth. The plans include one for certain key employees (see "Summary Compensation Table") and one for all other eligible employees. Total incentive plan compensation was approximately $183,000 in 1996.


    The incentive pool for the plan covering certain key employees is calculated as a percentage (8.5% in 1996) of "defined operating profits" (as defined above) less the incentive pool referred to above.


EMPLOYMENT ARRANGEMENTS


    Robert S. Prather, Jr. is a party to an employment agreement with the Company expiring in December 1999, which succeeds a prior employment agreement which expired in December 1996. Mr. Prather's agreement provides that he will serve as President and Chief Executive Officer of the Company at an annual salary of $325,000 ($250,000 under the prior employment agreement), subject to increase at the discretion of the Board of Directors.


    Datasouth has entered into agreements dated March 31, 1994 with James W. Busby, Datasouth's President and a member of the Company's Board of Directors, and Frederick J. Erickson, Datasouth's Executive Vice President - Finance & Administration, Chief Financial Officer, Treasurer, and Secretary. The agreements are for terms of three years and obligate Datasouth to pay the executive 100% of his annual base salary for a 12-month period in the event employment is terminated within 12 months of a change in control of Datasouth. "Change of control" means (i) acquisition by any person, corporation, or group of associated persons, excluding affiliates of Datasouth, of beneficial ownership of an aggregate of more than forty-one percent (41%) of the then outstanding shares of voting stock of Datasouth, (ii) a merger or consolidation to which Datasouth is a party and pursuant to which Datasouth is not a surviving or continuing entity; or (iii) any sale of Datasouth's operating assets that may affect the employment of such individuals. Furthermore, the agreements obligate Datasouth to continue to provide medical and dental benefits and life insurance coverage to such executives for a period of one year following termination. In March 1997, Datasouth provided Mr. Erickson a new three-year employment agreement, having terms similar to that of his agreement dated March 31, 1994.

DIRECTORS' COMPENSATION


    Robert S. Prather, Jr. and James W. Busby, directors who are also employees of the Company and Datasouth, respectively, receive no fees for their services as directors. Directors who are not employees of the Company or its subsidiaries are paid a fee of $2,250 per quarter for their services as directors and are reimbursed for their expenses for each meeting attended. Directors who are not officers or employees of the Company or its subsidiaries are eligible to receive stock options under the Company's Non-Employee Directors' 1994 Stock Option Plan (the "1994 Non-Employee Directors' Plan"). In 1996, each of Messrs. Agranoff and Ritchie, directors of the Company, was granted an option to purchase up to 5,000 shares of Common Stock at an exercise price of $2.44 per share (the market value of the Common Stock on the date of grant) under the 1994 Non-Employee Directors' Plan. In 1994, each of Messrs. Agranoff and Ritchie, was granted an option to purchase up to 75,000 shares of Common Stock at an exercise price of $1.34 per share (the market value of the Common Stock on the date of grant) under the 1994 Non-Employee Directors' Plan. In 1996, each of Messrs. Howell, Prather, and Robinson, directors of the Company, was each granted an option under the 1994 Incentive Plan to purchase up to 75,000 shares, 300,000 shares, and 150,000 shares of Common Stock, respectively, at an exercise price of $2.44, $2.68 and $2.68 per share, respectively, the market value of the Common Stock on the date of grant (except for Messrs. Prather and Robinson, whose exercise price is equal to 10% above such market value). In 1994, each of Messrs. Howell, Prather and Robinson, was granted an option under the 1994 Incentive Plan to purchase up to 75,000 shares of Common Stock at an exercise price of $1.66, $1.48 and $1.48 per share, respectively, the market value of the Common Stock on the date of grant (except for Messrs. Prather and Robinson, whose exercise price is equal to 10% above such market value).


BOARD COMMITTEES AND MEMBERSHIP


    The Company's Board of Directors has an Audit Committee, the purpose of which is to review and evaluate the results and scope of the audit and other services provided by the Company's independent auditors, as well as the Company's accounting principles and system of internal accounting controls, and to review and approve any transactions between the Company and its directors, officers, or significant shareholders. The Audit Committee held one meeting during 1996. The members of the Audit Committee are Messrs. Agranoff and Ritchie.


    The Company's Board of Directors has a Management Compensation and Stock Option Committee, the purpose of which is to set the compensation of the Company's President and Chief Executive Officer and other executive officers and to review executive job performance, as well as the overall management compensation program. The Compensation and Stock Option Committee held one meeting in 1996, and its members are Messrs. Agranoff, Ritchie and Robinson.


    The Company does not have a nominating committee. The Board of Directors held three meetings during 1996. During 1996, Mr. Agranoff attended 60% of the aggregate number of meetings of the Board of Directors and meetings of all committees of the Board on which he served; each other director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of all committees of the Board on which such director served.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    The Company leases office space from Delta Life, a company of which J. Mack Robinson, a director of the Company, is Chairman of the Board and principal stockholder. The term of the lease is for 10 years beginning January 1, 1993 and requires total basic rent payments of $164,976 over the 10-year term, plus a pro rata share of expenses.


    In January 1997, the Company purchased under its previously announced Stock Repurchase Program (the "Program"), 500,000 shares of Common Stock from James W. Busby, a director of the Company, for $2.50 per share, the market price of the Common Stock on the date of the purchase. In 1995, the Company purchased under the Program 35,000 shares of Common Stock from Gerald N. Agranoff, a director of the Company, for $3.50 per share, the market price of the Common Stock on the date of the purchase.


                CONFIRMATION OF APPOINTMENT OF AUDITORS


    The Board of Directors of the Company recommends that the shareholders confirm the appointment of Ernst & Young LLP to audit the books and accounts of the Company for the year ending December 31, 1997.


    Representatives of Ernst & Young LLP are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they so desire.


            ANNUAL MEETING INFORMATION AND SHAREHOLDER PROPOSALS


    Shareholders of the Company wishing to include proposals in the proxy material in relation to the Annual Meeting of Shareholders to be held in 1998 must submit the same in writing so as to be received at the executive office of the Company prior to December 15, 1997. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals.

                              BULL RUN CORPORATION
                                     PROXY

    The undersigned appoints Robert S. Prather, Jr. and J. Mack Robinson, and either of them, with power of substitution, to represent and vote on behalf of the undersigned all of the shares of Bull Run Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the offices of the Company, 4370 Peachtree Rd., N.E., Atlanta, Georgia on April 22, 1997 at 10:00 A.M., and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of, and proxy statement relating to, the meeting (receipt whereof is hereby acknowledged).

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (1) AND (2).

1. ELECTION OF DIRECTORS
    [ ] FOR all nominees listed         [ ] WITHHOLD AUTHORITY to vote
        below except as marked to           for all nominees listed below
        the contrary below

 Gerald N. Agranoff, James W. Busby, Hilton H. Howell, Jr., Robert S. Prather,
                   Jr., Alex C. Ritchie, and J. Mack Robinson
  (Instruction: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below)

2. PROPOSAL TO CONFIRM THE APPOINTMENT OF ERNST & YOUNG LLP as the independent auditors of the Company

[ ] FOR                       [ ] AGAINST                        [ ] ABSTAIN

3. In their discretion upon such other matters as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
   Please sign exactly as your name appears on your stock certificates. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:               , 1997
                                 Signature

                                 Signature if held jointly
                                 Please return in the enclosed postage
                                    paid envelope.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Capital Sports Properties, Inc.:


We have audited the balance sheets of Capital Sports Properties, Inc. as of June 30, 1996 and December 31, 1995, and the related statements of earnings, changes in stockholders' equity and cash flows for the six-months ended June 30, 1996 and each of the years in the two-year period ended December 31, 1995, not separately presented herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capital Sports Properties, Inc. as of June 30, 1996 and December 31, 1995, and the results of its operations and its cash flows for the six-months ended June 30, 1996 and each of the years in the two-year period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                            /s/ KPMG PEAT MARWICK LLP

Stamford, Connecticut
February 10, 1997

KPMG Peat Marwick LLP
1600 PNC Center
201 East Fifth Street
Cincinnati, OH 45202


Dayton, OH



                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Host Communications, Inc.:


We have audited the consolidated balance sheets of Host Communications, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years then ended, not separately presented herein. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Communications, Inc. and subsidiaries at June 30, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in notes 1 and 3 to the consolidated financial statements, the Company changed its method of accounting for license fee revenues and rights fee expenses.



                                            /s/ KPMG PEAT MARWICK LLP

October 11, 1996

                                       F-2